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                                  Exhibit 99.1

            [METROPOLITAN MORTGAGE & SECURITIES CO., INC. LETTERHEAD]



     Long Term Growth Plans Announced                             For Immediate
     by Metropolitan Mortgage & Securities Co., Inc.              Release

SPOKANE, Wash., January 8, 2001 / Metropolitan Mortgage & Securities Co., Inc. announced today that it has embarked on aggressive long-term growth plans for the Spokane-based company.

The long-term growth plans will redirect company resources to areas of more proven profitability. Some of the strategic alternatives being implemented may include taking the company out of the traditional residential mortgage industry and its related activities and reallocating those resources to the company's current and more profitable lines of business, such as commercial lending, property development, and insurance operations or to new strategic opportunities.

Metropolitan will continue to invest in the acquisition and origination of real estate secured receivables, including the company's seller-financed real estate contract purchases. These investments have been a business of the company since 1953 and an activity that Metropolitan is known for throughout the real estate industry. In addition, Metropolitan will continue to increase its successful commercial lending operations. Those operations originated over $124 million during the fiscal year ending September 30, 2000, an increase of $59 million over the prior fiscal year. The property development division is also experiencing record growth with $16 million in sales during that same period. In addition, the company intends to continue to grow its insurance operations in the future.

C. Paul Sandifur, Jr., President and CEO of Metropolitan Mortgage & Securities Company, Inc. said, "We are excited about these aggressive long term growth plans because we are redirecting our resources and putting them back to work into those areas that we expect to be most profitable for us."

Metropolitan Mortgage & Securities Co., Inc., headquartered in Spokane, Washington, is the parent company of 9 active subsidiary corporations with more than $1.1 billion in assets and annual revenues in excess of $150 million. Founded in 1953 by C. Paul Sandifur, Sr., Metropolitan Mortgage is a family-owned business that provides a wide range of financial services and investment products nationwide.

For more information, please contact Michael Agostinelli, General Counsel at
(509) 835-2132.

Source: METROPOLITAN MORTGAGE & Securities Co., Inc.

This press release contains forward-looking statements as contemplated by the safe harbor provisions under securities laws. Actual results may differ materially from these forward-looking statements as a result of various factors and risks. These forward-looking statements are based on information available to the company at the time of this release and the company assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance. Certain risks and uncertainties associated with the business are detailed in the company's most recent Forms 10-K and 10-Q which are on file with the SEC and available through www.sec.gov.